City of Buenos Aires, December 10th, 2025 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 Mercados S.A. (A3) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in accordance with Section 2 of Chapter I, Title XII of the Argentine National Securities Commission (“Comisión Nacional de Valores”) Regulations (2013 revised version) and following up with the information provided in the communications dated May 2, 2024, July 16 and 24, 2024, September 16 and 18, 2024, November 19, 2024, December 3, 2024, July 24, 2025 and October 6, 2025. On this date, our controlling shareholder, Intercement Participações S.A. has announced that the Court overseeing the Judicial Reorganization process in São Paulo, Brazil approved Judicial Reorganization Plan (the “Plan”) as previously disclosed in the Relevant Event published on October 6, 2025. The Court decision approving the Plan is available at: https://investidores.intercement.com.br/recuperacao-judicial/. As previously informed, Loma Negra is not a party to the Judicial Reorganization process. Therefore, the approval of the Plan does not affect our rights and obligations, nor our operations, which will continue to be carried out as usual. Loma Negra will keep its investors and the market informed and reiterates its commitment to transparency in the market. Sincerely, Marcos I. Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.